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                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Hills Stores Company on Form S-3 of our reports dated March 10, 1995, on our audits of the consolidated financial statements and the financial statement schedule of Hills Stores Company as of January 28, 1995 and January 29, 1994, and for the year ended January 28, 1995, the seventeen week period ended January 29, 1994, the thirty-five week period ended October 2, 1993 and the year ended January 30, 1993, which reports are included in the Company's Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts".





                                           COOPERS & LYBRAND L.L.P.




Boston, Massachusetts
November 29, 1995